EXHIBIT 99.1

Northern Oil and Gas, Inc. Announces Agreement to Acquire Appalachia Basin Acreage

Wayzata, Minn. - June 27, 2007 - Northern Oil and Gas, Inc. (OTCBB: NOGS) announced today that it has entered into an Agreement to acquire approximately 10,000 net mineral acres in the Appalachia Basin. The acreage is located in the “Finger Lakes” region in Yates County, New York. Seismic studies associated with the acreage show a highly fractured fault system in the Trenton-Black River formation as well as shallow exploration and development opportunities in the Queenstown-Medina sand and Marcellus shale.

“The opportunity to participate in the early stage development of a prolific North American natural gas play is exciting and transformational for Northern,” Michael Reger, Chief Executive Officer of Northern Oil and Gas said in a statement. “This Appalachia Basin prospect presents us with the potential of highly productive gas wells in the Trenton-Black River as well as a multi-year development program in the up-hole resource formations. With companies such as Talisman Energy, Chesapeake Energy and Range Resources active in the region, we believe there are ample opportunities for partnerships to develop our acreage.”

Reger continued, “We will carefully evaluate partnerships with experienced operating companies to fully explore and develop the leasehold while mitigating risk by leveraging the operating expertise and scientific infrastructure of our partners.”

“The natural gas focus of the Appalachia acquisition is complimentary to our Williston Basin Bakken position in Mountrail County, North Dakota which is adjacent to EOG Resources’ recent discoveries in the Parshall Field. Northern is focused on developing a balanced portfolio of oil and natural gas opportunities,” Reger concluded.

The transaction is expected to close by the end of August, 2007 and is subject to standard due diligence and fairness reviews.

About Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota. The company currently controls approximately 25,000 net mineral acres in the Williston Basin and 10,000 net mineral acres in the Appalachia Basin.

More information can be found at www.northernoil.com.

Contacts

Northern Oil and Gas, Inc.
Michael Reger, CEO
Ryan Gilbertson, CFO
Phone:  952-476-9800
Fax:        952-476-9801
www.northernoil.com

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.